Exhibit 10.14

NEITHER THIS NOTE NOR THE SECURITIES INTO WHICH THIS NOTE IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE, IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

No. 14	$772,998.15

XG SCIENCES, INC.

Secured Convertible Promissory Note

Due March 18, 2018

This Secured Convertible Promissory Note (this “Note”) is issued this 15th day of January 2014, jointly and severally by XG Sciences, Inc. (“XGS”), a Michigan corporation, and XG Sciences IP, LLC, a Michigan limited liability company and wholly-owned subsidiary of XGS (collectively, the “Borrower” or the “Company”), to Michael R. Knox (“Knox” or the “Holder”). This Note restates the $700,000.00 Secured Convertible Promissory Note issued on March 18, 2013 by the XGS to Knox (the “Prior Note”). The Prior Note was issued in connection with the conversion of that certain $1,000,000.00 Line of Credit Note, dated October 8, 2012, issued to the Holder by XGS, and in connection with that certain Purchase Agreement dated March 18, 2013 between Aspen Advanced Opportunity Fund, L.P. and XGS (the “Purchase Agreement”). The Prior Note is hereby cancelled and replaced in its entirely by this Note, which includes the principal (as adjusted) and all accrued interest from the original issue date of each of the Prior Note until the date of this Note. Knox shall physically surrender the Prior Note to the Company in exchange for the delivery of this Note.

FOR VALUE RECEIVED, the Borrower hereby promises to pay to the Holder or his, her or its successors and assigns the principal sum of SEVEN HUNDRED SEVENTY-TWO THOUSAND NINE HUNDRED NINRIY-EIGHT AND 15/100 DOLLARS ($772,998.15) on or before March 18, 2018 (the “Maturity Date”) and to pay interest on the principal sum outstanding from time to time in arrears at the rate of 12.0% per annum, accruing from the Original Issue Date (as defined in Section 7 hereof) until the date (each, an “Interest Payment Date”) which is the earlier of (i) the next Conversion Date (as defined below), (ii) the date which is the last day of the month that includes the Original Issue Date and the last day of every month thereafter, or (iii) the Maturity Date, as the case may be. Interest shall accrue monthly (pro-rated on a daily basis for any period longer or shorter than a month) from the later of the Original Issue Date or the previous Interest Payment Date and shall be payable in cash. If not paid in full on an Interest Payment Date, interest shall be fully cumulative and shall accrue on a daily basis, based on a 360-day year, and compound monthly on the last day of each month beginning on the last day of the month that includes the Original Issue Date, until paid.

Interest payable in cash hereunder shall be paid on or before each Interest Payment Date in US Dollars to the Holder (such reference and all subsequent references to the “Holder” shall include his, her or its permitted and recognized successors and assigns) at the address last appearing on the Note register of the Borrower or as designated in writing by the Holder from time to time. Notwithstanding the foregoing, at the Company’s option, interest payable hereunder may as it accrues be added to the principal amount of this Note until December 31, 2014. After December 31, 2014, the Holder, at its option and upon written notice to the Company, shall have the right to a) receive any interest payments currently due and payable in cash, or b) receive all or a portion of such currently due interest in the form of Series A Convertible Preferred Stock of XGS (“Series A Stock”) at a price per share equal to the then effective Series A Original Issue Price (as defined in XGS’s Certificate of Designations of Series A Convertible Stock), or c) receive all or a portion of such currently due interest in the form of any other series of Preferred Stock which may be outstanding at the time such interest is due pursuant to the provision of Section 4 hereof, or d) elect to accrue such interest payment and add it to the balance of the Note.

In the event that the entire principal amount of this Note is converted to XGS’ Preferred Stock pursuant to Section 4 below, all accrued interest and other amounts due and owing under this Note shall be due immediately and shall be added to the principal amount hereof to determine the total amount of indebtedness hereunder being converted to Preferred Stock. In the event that less than all of the principal amount of this Note is converted to Preferred Stock, a pro rata potion of the accrued interest (based on the percentage of this Note converted) shall be due immediately and shall be added to the portion of the principal amount of this Note being converted to the Preferred Stock.

This Note is subject to the following additional provisions (including the defined terms in Section 6 below that are spelled in title case letters – i.e. initial capital letters).

Section 1.          Right of Redemption. The Borrower at its option shall have the right, by giving fifteen (15) Business Days advance written notice (the “Redemption Notice”) to the Holder, to redeem a portion or all amounts outstanding under this Note prior to the Maturity In such event, the Borrower shall pay an amount equal to the principal amount being redeemed plus a pro rata portion (based upon the percentage of this Note being. redeemed) of accrued interest and any other amounts due and owing under this Note (collectively referred to as the “Redemption Amount”). The Borrower shall deliver to the Holder the Redemption Amount to the fifteenth (15th) Business Day after the Redemption Notice unless the Holder has elected to convert the Redemption Amount into Preferred Stock pursuant to Section 4 hereof.

Section 2.          Covenants.

(a)          Affirmative Covenants.         The Borrower covenants and agrees that, until all of the Obligations under the Transaction Documents have been fully performed and either Paid in Full in cash or converted into shares of Preferred Stock of XGS pursuant to Section 4 hereof and this Note has been terminated, it will abide by the following affirmative covenants and any other affirmative covenants that may be listed in any of the other Transaction Documents:

(1)          Financial Reports, Notices and Other Information.

(A)          Financial Reports. Borrower shall furnish to Holder (i) as soon as available, and in any event when submitted to the Securities and Exchange Commission (“SEC”) if required to be so submitted, but no later than one hundred and five (105) calendar days after the end of each fiscal year, audited annual consolidated financial statements, including the notes thereto, consisting of a consolidated balance sheet at the end of such completed fiscal year and the related consolidated statements of income, retained earnings, cash flows and owners’ equity for such completed fiscal year, which financial statements shall be prepared by an independent certified public accounting firm, (ii) as soon as available and in any event within forty five (45) calendar days after the end of each fiscal quarter (60 calendar days after the end of any quarter which coincides with the end of a fiscal year provided that such unaudited quarterly financials may be subject to further audit adjustment), unaudited financial statements consisting of a balance sheet and statements of income and cash flows as of the end of the immediately preceding calendar quarter, and (iii) as soon as available and in any event within thirty (30) calendar days after the end of each fiscal month (45 calendar days after the end of any month which coincides with the end of a fiscal quarter provided that such unaudited monthly financials may be subject to further audit adjustment), unaudited financial statements consisting of a balance sheet and statements of income and cash flows as of the end of the immediately preceding calendar month. All such financial statements shall be prepared in accordance with GAAP consistently applied with prior periods except for any normal quarter and year-end adjustments which may be applied in future periods and for any changes in accounting methodology that may have been applied since any prior period and except for the absence of footnotes for unaudited financial statements.

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(B)              Notices. Borrower shall promptly, and in any event within four (4) Business Days after it or any authorized officer of Borrower obtains knowledge thereof, notify Holder in writing of (i) any pending or threatened litigation, suit, investigation, arbitration, dispute resolution proceeding or administrative proceeding brought against or initiated by Borrower or otherwise affecting or involving or relating to Borrower or any of its property or assets to the extent the amount in controversy exceeds $50,000.00, or to the extent any of the foregoing seeks injunctive relief, (ii) any Default or Event of Default, which notice shall specify the nature status thereof, the period of existence thereof and what action is proposed to be taken with respect thereof, the period of existence thereof and what action is proposed to be taken with respect thereto, (iii) any other development, event, fact, circumstance or condition that would reasonably be expected to result in a Material Adverse Change, in each case describing the nature and status thereof and the action proposed to be taken with respect thereto, (iv) any notice received by Borrower from any payor of a claim, suit or other action such payor has, claims or has filed against Borrower, (v) any matter(s) affecting the value, enforceability or collectability of any of the Collateral, including, without limitation, claims or disputes in the amount of $50,000.00 or more, singly or in the aggregate, in existence at any one time, (vi) any notice given by Borrower to any other lender or any notice received by Borrower from any other lender and shall furnish to Holder a copy of such notice, (vii) receipt of any notice or request from any Governmental Authority regarding any liability or claim of liability in excess of $50,000.00 singly or in the aggregate, (viii) Borrower being served with or receiving any search warrant, subpoena, civil investigative demand or contact letter by or from any federal or state enforcement agency relating to an investigation, (ix) Borrower becoming subject to any written complaint filed with or submitted to any Governmental Authority having jurisdiction over Borrower or filed with or submitted to Borrower pursuant to Borrower’s policies relating to the filing or submissions of such types of complaints, from employees, independent contractors, vendors, or any other person that would indicate that Borrower has violated any law, regulation or law, or (x) any other event occurs that would require Borrower to file a Form 8K disclosure with the SEC, to the extent Borrower is publicly-traded at such time, in which case Borrower shall either furnish a copy of such Form 8K filing or otherwise provide a description of the facts and circumstance around the event or events giving rise to the need to file such Form 8K.

(C)              Ancillary Materials to be Furnished Upon Request. Upon written request by Holder, Borrower shall use its best efforts to furnish to Holder within ten (10) Business Days after the request therefore the following kinds of information: (i) any other reports, materials or other information regarding or otherwise relating to the current or future business of the Borrower prepared by, for, or on behalf of, Borrower or any of its subsidiaries, including, without limitation, operating budgets, sales and marketing plans, new product development plans, staffing plans, current or future agreements of a material nature with other third parties, fundraising plans and strategies, and plans for mergers and acquisitions, (ii) copies of material licenses and Permits required by applicable federal, state, foreign or local law, statute, ordinance or regulation or Governmental Authority for the operation of Borrower’s business and (iii) such other information as may be reasonably requested by Holder. Holder agrees that to the extent requested by Borrower, it will execute a mutually agreeable form of confidentiality agreement with Borrower as part of any such request. Borrower agrees that any information requested by and delivered to any Holder will be delivered to all Holders.

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(2)         Conduct of Business and Maintenance of Existence and Assets. Borrower shall (i) conduct its business in accordance with good business practices customary to the industry, (ii) engage principally in the same or similar lines of business substantially as heretofore conducted, (iii) collect its Accounts in the ordinary course of business, (iv) maintain all of its material properties, assets and equipment used or useful in its business in good repair, working order and condition (normal wear and tear excepted and except as may be disposed of in the ordinary course of business and in accordance with the terms of the Transaction Documents and otherwise as determined by such Borrower using commercially reasonable business judgment), (v) from time to time to make all necessary or desirable repairs, renewals and replacements thereof, as determined by such Borrower using commercially reasonable business judgment, (vi) maintain and keep in full force and effect its existence and all material Permits and qualifications to do business and good standing in each jurisdiction in which the ownership or lease of property or the nature of its business makes such Permits or qualification necessary and in which failure to maintain such Permits or qualification could reasonably be expected to result in a Material Adverse Change; and (vii) remain in good standing and Maintain operations in all jurisdictions in which currently located.

(3)         Compliance with Legal and Other Obligations. Borrower shall (i) comply with all laws, statutes, rules, regulations, ordinances and tariffs of all Governmental Authorities applicable to it or its business, assets or operations (ii) pay all taxes, assessments, fees, governmental charges, claims for labor, supplies, rent and all other obligations or liabilities of any kind, except liabilities being contested in good faith and against which adequate reserves have been established, (iii) perform in accordance with its terms each contract, agreement or other arrangement to which it is a party or by which it or any of the Collateral is bound, except where the failure to comply, pay or perform could not reasonably be expected to result in a Material Adverse Change, and (iv) maintain and comply with all Permits necessary to conduct is business and comply with any new or additional requirements that may be imposed on it or its business.

(4)         Insurance. Borrower shall keep (i) all of its insurable properties, Collateral and assets adequately insured in all material respects against losses, damages and hazards as are customarily insured against by businesses engaging in similar activities or owning similar assets or properties and at least the minimum amount required by applicable law; (ii) maintain general public liability insurance at all times against liability on account of damage to persons and property having such limits, deductibles, exclusions and co-insurance and other provisions as are customary for a business engaged in activities similar to those of Borrower; and (iii) maintain insurance under all applicable workers’ compensation laws; all of the foregoing insurance policies to be satisfactory in form and substance to Holder. With respect to property insurance covering business interruption, accounts receivable and the books and records in connection therewith, Holder shall be named as loss payee and additional insured and with respect to general liability insurance Holder shall be named as additional insured.

(5)         Inspections; Periodic Audits and Reappraisals. Borrower shall permit the representatives of any Holder, at the expense of the Holder, from time to time during normal business hours, but no more frequently than two times per year so long as no Default or Event of Default occurs and is continuing, upon reasonable notice, to (i) visit and inspect any of its offices or properties or any other place where Collateral is located to inspect the Collateral and/or to examine or audit all of Borrower’s books of account, records, reports and other papers, (ii) make copies and extracts therefrom, and (iii) discuss its business, operations, prospects, properties, assets, liabilities, condition and/or Accounts with its officers and independent public accountants (and by this provision such officers and accountants are authorized to discuss the foregoing) upon seven (7) Business Days prior written notice; provided, however, that no notice shall be required to do any of the foregoing if any Event of Default has occurred and is continuing.

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(6)         Further Assurances; Post-Closing. At Borrower’s cost and expense, Borrower shall (i) within five (5) Business Days after Holder’s request, take such further actions, obtain such consents and approvals and duly execute and deliver such further agreements, assignments, instructions or documents as Holder may deem necessary in its Permitted Discretion with respect to furtherance of the purposes, terms and conditions of the Transaction Documents and the consummation of the transactions contemplated thereby, whether before, at or after the performance or consummation of the transactions contemplated hereby or the occurrence of a Default or Event of Default, (ii) without limiting and notwithstanding any other provision of any Transaction Document, execute and deliver, or cause to be executed and delivered, such agreements and documents, and take or cause to be taken such actions, and otherwise perform, observe and comply with such obligations, as are set forth on Schedule 2(a)(6) attached hereto (if any so listed), and (iii) upon the exercise by Holder or any of its Affiliates of any power, right, privilege or remedy pursuant to any Transaction Document or under applicable law or at equity which requires any consent, approval, registration, qualification or authorization of any Governmental Authority, execute and deliver, or cause the execution and delivery of, all applications, certificates, instruments and other documents requested by Holder in its Permitted Discretion that may be so required for such consent, approval, registration, qualification or authorization. Without limiting the foregoing, upon the exercise by Holder or any of its Affiliates of any right or remedy under any Transaction Document which requires any consent, approval or registration with, consent, qualification or authorization by, any Person, Borrower shall execute and deliver, or cause the execution and delivery of, all applications, certificates, instruments and other documents that Holder or its Affiliate may be required to obtain for such consent, approval, registration, qualification or authorization.

(7)         Subsidiaries and New Subsidiaries. As of the date of the Closing, Borrower has not subsidiaries other than those listed on Schedule 2(a)(7) hereof (if any). If at any time after the Closing Date, Borrower shall form or acquire any new Subsidiary, Borrower shall promptly, and in any event not later than fifteen (15) Business Days after the creation or acquisition of such Subsidiary or such longer period as Holder may determine in writing, execute, and cause such new Subsidiary to execute, and deliver to Holder such joinder agreements and amendments to this Agreement and the other Transaction Documents, in form and substance satisfactory to Holder, and providing such other documentation as Holder may reasonably request, including, without limitation, UCC searches, as applicable, and filings, legal opinions and corporate authorization documentation, and to take such other actions in each case as Holder deems necessary or advisable to (a) join and make such new Subsidiary a co-Borrower hereunder and thereunder, subject to all the rights and benefits and obligations and burdens or a Borrower hereunder, (b) grant to Holder a perfected first priority security interest in the Collateral of such new Subsidiary subject to no Liens other than the Permitted Liens.

(b)          Negative Covenants. The Borrower covenants and agrees that, until all of the Obligations under the Transaction Documents have been fully performed and either Paid in Full in cash or converted into shares of Preferred Stock of XGS pursuant to Section 4 hereof and this Note has been terminated, it will abide by the following negative covenants and any other negative covenants that may be listed in any of the other Transaction Documents:

(1)         Permitted Payments. The Borrower shall not make any principal or interest payment on any Indebtedness other than Permitted Payments, prior to the repayment or conversion of all of the principal amount outstanding under this Note without first obtaining the prior written consent of the Holder.

(2)         Permitted Indebtedness. The Borrower shall not create, incur, assume or suffer to exist any Indebtedness, other than Permitted Indebtedness, prior to the repayment or conversion of all the Obligations outstanding under this Note without first obtaining the prior written consent of the Holder.

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(3)         Permitted Liens. The Borrower shall not create, incur, assume or suffer to exist any Lien upon, in or against, or pledge of any of the Collateral or any of its properties or assets, whether now owned or hereafter acquired, except for Permitted Liens, without first obtaining the prior written consent of the Holder.

(4)         Location of Collateral; Investments; New Facilities or Collateral Subsidiaries. Borrower maintains its places of business only at the locations listed on Schedule 2(b)(4), and all Accounts of Borrower arise, originate and are located, and all of the Collateral and all books and records in connection therewith or in any way relating thereto or evidence of the Collateral are located and shall be only, in and at such locations. Except as set forth on Schedule 2(b)(4), Borrower shall not, directly or indirectly, enter into any agreement to, (i) purchase, own, hold, invest in or otherwise acquire obligations or stock or securities of, or any other interest in, or all or substantially all of the assets of, any Person or any joint venture, or (ii) make or permit to exist any loans, advances or guarantees to or for the benefit of any Person or assume, guarantee, endorse, contingently agree to purchase or otherwise become liable for or upon or incur any obligation of any person (other than those created by the Transaction Documents and Permitted Indebtedness and other than (A) trade credit extended in the ordinary course of business, (B) advances for business travel and similar temporary advances made in the ordinary course of business to officers, directors and employees, (C) investments in cash equivalents and (D) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business). Borrower shall not, directly or indirectly, purchase, own, operate, hold, invest in or otherwise acquire any facility, property or assets or any Collateral that is not located at the locations set forth on Schedule 2(b)(4), unless Borrower shall provide to Holder at least ten (10) Business Days prior written notice. Borrower shall not have any Subsidiaries other than those Subsidiaries set forth on Schedule 2(a)(7) hereof.

Notwithstanding the foregoing, Borrower shall be permitted to make Permitted Acquisitions with Holder’s prior written consent provided, however, that the consent of Holder shall not be required if the cash consideration paid in respect of the Permitted Acquisition does not exceed $250,000 and Borrower fully complies with Section 2(a)(7) hereof.

(5)         Dividends; Redemptions. Borrower shall not (i) declare, pay or make any Distribution, (ii) apply any of its funds, property or assets to the acquisition, redemption or other retirement of any Capital Stock, (iii) otherwise make any payments or Distributions to any stockholder, member, partner or other equity owner in such Person’s capacity as such, or (iv) make any payment of any Management or Service Fee; provided however, that absent the occurrence and continuation of a Default or Event of Default, and if a Default or Event of Default would not arise therefrom, Borrower may: (x) declare, pay or make Distributions payable in its stock, or split-ups or reclassifications of its stock; and (y) redeem its Capital Stock from terminated employees pursuant to, but only to the extent required under, the terms of the related employment agreements.

(6)         Transactions with Affiliates. Except as set forth on Schedule 2(b)(6) or as contemplated in the Samsung Transaction Documents, Borrower shall not enter into or consummate any transaction of any kind with any of its Affiliates other than: (i) salary, bonus, severance, employee stock option and other compensation, consulting and employment arrangements with directors or officers in the ordinary course of business, provided, that, no payment of any cash bonus or severance shall be permitted if a Default or Event of Default has occurred and remains in effect or would be caused by or result from such payment, and no payment of any severance shall be made, individually or in the aggregate, in excess of $250,000 in any twelve (12) month period, (ii) Distributions permitted pursuant to Section 2(b)(5), and (iii) the making of payments permitted under and pursuant to a written agreement entered into by and between Borrower and one or more of its Affiliates that both (A) reflects and constitutes a transaction on overall terms at least as favorable to Borrower as would be the case in an arm’s-length transaction between unrelated parties of equal bargaining power; provided, that, notwithstanding the foregoing Borrower shall not (Y) enter into or consummate any transaction or agreement pursuant to which it becomes a party to any mortgage, Debenture, indenture or guarantee evidencing any Indebtedness of any of its Affiliates or otherwise to become responsible or liable, as a guarantor, surety or otherwise, pursuant to agreement for any Indebtedness of any such Affiliate, or (Z) make any payments to any of its Affiliates in excess of $50,000 in the aggregate during any consecutive twelve calendar month period without the prior written consent of Holder (other than payments permitted pursuant to clause (i) or (ii) above).

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(7)         Charter Documents; Fiscal Year; Dissolution; Use of Proceeds. Except as contemplated in the Transaction Documents, Borrower shall not (i) amend, modify, restate or change its certificate of incorporation or formation or bylaws or similar charter documents without the prior written consent of the Holder, which consent shall not be unreasonably withheld, (ii) amend, alter or suspend or terminate or make provisional in any material way, any material permit without the prior written consent of Holder, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, the Holder acknowledges that the following will not be deemed to be a violation of this covenant: any amendment of a license or Permit in the ordinary course of business to enable Borrower to pursue additional opportunities; (iii) wind up, liquidate or dissolve (voluntarily or involuntarily) or commence or suffer any proceedings seeking or that would result in any of the foregoing, or (iv) without providing at least thirty (30) calendar days prior written notice to Holder, change its name or organizational identification number, if it has one.

(8)         Truth of Statements. Borrower shall not (a) furnish to Holder any certificate or other document created or produced by Borrower that contains any untrue statement of a material fact or that omits to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished as of the date it was provided to Holder; and (b) furnish any document created or produced by a third party that Borrower knows (A) contains any untrue statement of a material fact or (B) omits to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

(9)         Transfer of Assets. Notwithstanding any other provision of this Agreement or any other Transaction Document, Borrower shall not, nor shall it permit any of its Subsidiaries to, sell, lease, transfer, assign, spin-off or otherwise dispose of any interest in any properties or assets (other than the assignment of intellectual property by XG Sciences, Inc. to XG Sciences IP, LLC as contemplated in the Transaction’ Documents and the Samsung Transaction Documents and other than obsolete fixed assets or excess fixed no longer needed in the conduct of the business in the ordinary course of business and sales of inventory in the ordinary course of business), or agree to do any of the foregoing at any future time, without the written consent of the Holder, except that:

(A)        Borrower may lease or sublease (as lessor or sub-lessor) real or personal property pursuant to a true lease not constituting Indebtedness and not entered into as part of a sale and leaseback transaction, in each case in the ordinary course of business and which could not reasonably be expected to result in a Material Adverse Effect.

(B)         Borrower may arrange for warehousing, fulfillment or storage of inventory at locations not owned or leased by Borrower, in each case in the ordinary course of business;

(C)         Borrower may license or sublicense Intellectual Property to third parties in the ordinary course of business; provided, that, such licenses or sublicenses shall not interfere with the business or other operations of Borrower; and

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(D)         Borrower may consummate such other sales or dispositions of property or assets in excess of $50,000 (including any sale or transfer or disposition of all or any part of its assets and thereupon and within one year thereafter rent or lease the assets so sold or transferred) only to the extent prior written notice has been given to Holder and to the extent Holder has given its prior written consent thereto, subject in each case to such conditions as may be set forth in such consent.

Section 3.          Events of Default.

(a)          An “Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i)          Any default in the payment of the principal of, interest on, or other charges in respect of this Note, free of any claim of subordination, as and When the same shall become due and payable (whether on an Interest Payment Date, a Conversion Date or the Maturity Date or by Acceleration or otherwise);

(ii)         The Borrower shall fail to observe or perform any other covenant, term, condition, agreement or obligation contained in, or otherwise commit any breach or default of any provision of this Note (except as may be covered by Section 3(a)(i) hereof) Transaction Document (as defined in Section 7 below) and such failure is not cured (A) the time prescribed or (B) if no time is prescribed, such failure is not cured within thirty (30) days after the Borrower’s receipt of written notice from the Holder of such failure; or

(iii)        Any of the representations or warranties made by the Borrower herein, in any of the other Transaction Documents or in any other written or financial statements hereafter furnished by the Borrower to the Holder shaft be false or misleading in any material respect at the time made; or

(iv)        The Borrower (A) fails to authorize and issue or to cause its Transfer Agent to issue shares of Preferred Stock upon the exercise by the Holder of the conversion rights of the Holder in accordance with the terms of this Note (provided, however, that for purposes of this provision, such failure to issue or cause the Transfer Agent to issue such shares shall not be deemed to occur until Five (5) Business Days after the Conversion Date), (B) fails to transfer or to cause its Transfer Agent to transfer any certificate for shares of Preferred Stock issued upon conversion of this Note and when required by this Note, and such transfer is otherwise lawful, or (C) fails to remove a restrictive legend or cause its Transfer Agent to remove a restrictive legend on any share certificate, in each case where such removal is lawful, and any such failure of A, B or C above shall continue uncured for ten (10) days; or

(v)         The Borrower shall make any principal or interest payment on any unsecured indebtedness prior to the repayment or conversion of all of the principal amount outstanding under this Note without first obtaining the prior written consent of the Holder; or

(vi)        The Borrower shall default on any other indebtedness or material obligation to which it is a party and any other party to any such indebtedness or material agreement with the Company in default exercises any material remedies which it may be entitled; or

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(vii)       The Borrower or any Subsidiary of the Borrower shall commence, or there shall be commenced against the Borrower or any Subsidiary of the Borrower, a proceeding under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Borrower or any Subsidiary of the Borrower shall commence any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction, whether now or hereafter in effect, relating to the Borrower or any Subsidiary of the Borrower; or there is commenced against the Borrower or any Subsidiary of the Borrower any such bankruptcy, insolvency or other proceeding which remains un-dismissed for a period of sixty-one (61) days; or the Borrower or any Subsidiary of the Borrower is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Borrower or any Subsidiary of the Borrower suffers any appointment of any custodian, private or court appointed receiver or the like for it or any substantial part of its property, which continues un-discharged or un-stayed for a period of sixty one (61) days; or the Borrower or any Subsidiary of the Borrower makes a general assignment for the benefit of creditors; or the Borrower or any Subsidiary of the Borrower shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or the Borrower or any Subsidiary of the Borrower shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Borrower or any Subsidiary of the Borrower for the purpose of effecting any of the foregoing; or

(viii)      In the event that the Borrower shall experience a Change of Control at any time while the Note is outstanding.

(b)          If an Event of Default shall have occurred and is continuing, then, unless and until such Event of Default shall have been cured or waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default), at the option of the Holder and in the Holder’s sole discretion, but without further notice from the Holder, the unpaid amount of this Note, computed as of the date on which the Event of Default was first deemed to have occurred, will bear interest at the rate (the “Default Rate”) equal to fifteen percent (15%) per annum or the highest rate allowed by law, whichever is lower, from the date of the Event of Default until and including the date actually paid; and any partial payments shall be applied in the order provided in Section 16 hereof.

(c)          During the time that any portion of this Note is outstanding, if any Event of Default has occurred and any applicable cure period has expired, the Holder, at its option, may declare that the full principal amount of this Note, together with any accrued interest and other amounts owed pursuant to any other provision of this Note or any other Transaction Document are immediately due and payable in cash (an “Acceleration”). In addition to any other remedies, the Holder shall have the right (but not the obligation) to convert this Note at any time after an Event of Default at the Note Conversion Price (as defined in Section 4(b)(i) below). The Holder need not provide and the Borrower hereby waives any presentment, demand, protest or other notice of any kind; and immediately and without expiration of any grace period, the Holder may enforce any and all rights and remedies hereunder and all other remedies available under the Security Agreement or under applicable law. Furthermore, a declaration of an Event of Default may be rescinded and annulled by the Holder at any time prior to payment hereunder. No such rescission or annulment shall affect or impair any of the Holder’s rights with respect to any subsequent Even to Default.

Section 4.          Conversion.

(a)          Conversion at Option of Holder. Any principal, currently due interest, accrued interest, or other amounts due and payable under this Note at any time (collectively, the “Outstanding Amount” as of such time) shall be convertible into shares of Preferred Stock (as defined below) of XGS at the option of the Holder, in whole or in part at any time and from time to time, after the Original Issue Date so long as this Note is outstanding; provided that if more than one series of convertible preferred stock is outstanding on a Conversion Date, the Holder, in its sole discretion, shall be entitled to elect to convert such amounts due and payable hereunder into any such series; or if no such convertible preferred stock has been issued as of a Conversion Date, then shares of Series A Stock. The number of shares of Preferred Stock that may be issued upon a conversion hereunder equals the quotient obtained by dividing (x) the Outstanding Amount of this Note, or any portion thereof, to be converted as of the Conversion Date (as defined in Section 4(c)) by (y) the Note Conversion Price (as defined in Section 4(d) below). For the purposes of this Note, “Preferred Stock” shall mean any series of convertible preferred stock issued by XGS which may be outstanding on any date on which a Holder Notice of Conversion (as defined in Section 4(c) below) is delivered to the Company.

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(b)          Conversion at Option of Borrower. Upon the Equity Threshold being reached, the Outstanding Amount due and payable under this Note as of the Conversion Date may, at the option of the Borrower, be converted into Series A Stock (the “Borrower Option”) upon written notice delivered to the Holder fifteen (15) Business Days prior to the date on which such Borrower Option will become effective. The number of shares of Series A Stock that shall be issued to the Holder upon an exercise of the Borrower Option equals the quotient obtained by dividing (x) the Outstanding Amount of this Note as of the Conversion Date by (y) the Note Conversion Price.

(c)          Exercise of Conversion Options. The: (i) Holder shall effect conversions in Section 4(a) by delivering to the Borrower a completed notice in the form attached hereto as Exhibit “A” (a “Holder Notice of Conversion”), and (ii) Borrower shall effect the conversion in Section 4(b) by delivering written notice to the Holder (a “Borrower Notice of Conversion”). The “Conversion Date” shall be (A) if the Holder delivers a Holder Notice of Conversion, the date on which a Holder Notice of Conversion is delivered, or (B) if the Borrower delivers a Borrower Notice of Conversion, the date which is fifteen (15) Business Days from the date such is deemed to have been delivered pursuant to Section 19 hereof. The Borrower shall deliver the applicable stock certificate to the Holder prior to the close of the fifth (5th) Business Day after a Conversion Date. The Holder shall physically surrender this Note to the Borrower in connection with a conversion, whether a partial conversion or a total conversion. In the event of a partial conversion, in order to reflect the reduction in the outstanding principal amount of this Note and the reduction in the accrued and unpaid interest, the Borrower shall prepare and deliver to the Holder a new Note, identical in all respects to the surrendered Note except for the principal amount outstanding reflected on the first page hereof. Such replacement Note (resulting from the partial conversion) shall be delivered to the Holder prior to the close of the fifth (5th) Business Day after the applicable Conversion Date. The Holder and the Borrower shall maintain records showing the principal amount converted and the date of such conversions. In the event of any dispute or discrepancy, the records of the Borrower shall be controlling and determinative in the absence of manifest error; provided, however, that if the Borrower has not kept records or there is manifest error in the Borrower’s records, then the records of the Holder shall be controlling and determinative.

(d)          Note Conversion Price and Adjustments to Note Conversion Price.

(i)          The conversion price in effect on any Conversion Date shall (i) if the conversion is into Series A Stock, then the conversion price shall be the Series A Original Issue Price (as defined in the Series A Certificate of Designations); or (ii) if the conversion is into any other series of convertible preferred stock which may be outstanding on a Conversion Date, then the conversion price shall be the price per share at which such other series of convertible preferred stock is then being issued or was most recently issued (such conversion price as may be in effect on a Conversion Date, herein generally referred to as the “Note Conversion Price”).

(ii)         The Borrower agrees to provide notice to the Holders of any event or issuance that would result in any adjustment to the Conversion Price pursuant to this Section 4(d) and such notice shall specify the new Note Conversion Price in effect.

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(e)          No Taxes on Certificates. The issuance of certificates for shares of the Preferred Stock on conversion of this Note shall be made without charge to the Holder thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate.

Section 5.          Exchange into New Securities Issued to Third Parties. After the Original Issue Date, in the event that the Borrower consummates any financing transaction with any other third party using any form of debt, equity or equity-linked security that has terms deemed to be more favorable, in the Holder’s sole discretion, than the terms of this Note (any such security used in such new financing hereinafter referred to as a “New Security”), then the Holder shall have the option, in its sole discretion, to exchange all or any portion of the Obligations outstanding under this Note into such New Security on the same terms as such New Security was offered to third parties (an “Exchange”). Upon an Exchange, the Holder also shall be assigned all rights (and assume all obligations other than obligations to provide any incremental amounts of financing to the Company) provided in the definitive agreements pursuant to which the New Security was sold. The Borrower covenants and agrees that so long as all or any portion of this Note is outstanding, it will notify in writing any Holder of this Note promptly within ten (10) Business Days of the issuance of any New Security and such notice will contain: (a) the names and contact information for any holders of the New Security, (b) the aggregate dollar amount or principal amount of such New Securities being issued to each new holder of such securities, and (c) a copy of all transaction documentation for such New Security. So long as this Note remains outstanding, the Holder shall have the right to exchange all or any portion of the Obligations outstanding under this Note for up to one hundred eighty (180) days after any such New Security is sold to any other third party upon written notice to the Borrower.

Section 6.          Security Agreement. This Note is secured by a Security Agreement of even date herewith (the “Security Agreement”) and an Intellectual Property Security Agreement of even date herewith (the “IP Security Agreement”) between the Borrower, the Holder, XGS II, LLC, a Florida limited liability company (“XGS II”), SVIC No. 15 New Technology Business Investment L.L.P., a limited liability partnership under the Republic of Korea Amended Commercial Code (“Samsung”), Aspen Advanced Opportunity Fund, L.P. (“Aspen” and together with XGS II and Samsung, the “Other Secured Parties”), and the Agent specified in such Security Agreement and IP Security Agreement. The Holder understands and acknowledges that the Borrower has previously issued secured indebtedness to Aspen and XGS II secured by the Collateral (as defined in the Security Agreement) as more fully described on Exhibit B and intends to issue either simultaneously with this Note or at a subsequent time, additional Notes or other similar securities to the Holder and the Other Secured Parties and consents to such additional secured indebtedness so long as all of the following conditions are met:

(a)	no more than $14,800,000 in the aggregate (as measured by the initial principal amount outstanding before adding in capitalized interest which may be part of the principal balance of this Note or any other similar notes held by the Other Secured Parties) of secured Indebtedness which is secured by the Collateral defined in the Security Agreement has been or will be issued by the Borrower to the Holder or the Other Secured Parties at any time while this Note is outstanding; and

(b)	no other secured Indebtedness matures prior to the Maturity Date of this Note, except for the Indebtedness described on paragraph 4 of Exhibit B, without the prior written consent of the Holder; and

(c)	no other secured Indebtedness has any more favorable economic terms than the Note; and

(d)	no other secured Indebtedness is issued in a manner that would result in such Indebtedness being senior to this Note; and
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(e)	no other secured Indebtedness will be issued to any Other Secured Parties until such Other Secured Parties have agreed to be bound by the terms of the Intercreditor Agreement, the Security Agreement, and the IP Security Agreement and have executed copies of such documents; and

(f)	all other secured Indebtedness issued by the Borrower pursuant to this exception is issued in exchange for cash consideration or as a replacement to the form of note previously issued in exchange for cash consideration.

Section 7.          Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Accounts” shall mean “accounts” as defined in Section 9-102 of the UCC.

“Affiliate” shall mean, as to any Person (a) any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, (b) any other Person who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person, or (iii) of any Person described in clause (a) above with respect to such Person, (c) any other Person which, directly or indirectly through one or more intermediaries, is the beneficial or record owner (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended, as the same is in effect on the date hereof) of five percent (5%) or more of any class of the outstanding voting stock, securities or other equity or ownership interests of such Person and (d) in the case such Person is an individual, any other Person who is an immediate family member, spouse or lineal descendant of individuals of such Person or any Affiliate of such Person. For purposes of this definition, the term “control” (and the correlative terms, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through ownership of securities or other interests, by contract or otherwise. “Affiliate” shall include any Subsidiary.

“Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions are authorized or required by law or other government action to close.

“Capital Lease” shall mean, as to any Person, a lease of any interest in any kind of property or asset by that Person as lessee that is, should be or should have been recorded as a “capital lease” in accordance with GAAP.

“Capitalized Lease Obligations” shall mean all obligations of any Person under Capital Leases, in each case, taken at the amount thereof accounted for as a liability in accordance with GAAP.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

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“Change of Control” means the occurrence of any of the following events after the Original Issue Date: (i) any “person” or “group” (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) together with their affiliates become the ultimate “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act) of voting stock of the Borrower representing more than 50% of the voting power of the total voting stock of the Borrower; (ii) the Stockholders of the Borrower approve a merger or consolidation of the Borrower with any other Corporation or entity regardless of which entity is the survivor, other than a merger or a consolidation which would result in the voting stock of the Borrower outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or the parent thereof) at least 50% of the combined voting power of the voting securities of the Borrower or such surviving entity or the parent thereof, outstanding immediately after such merger or consolidation; or (iii) the stockholders of the Borrower approve a plan of complete liquidation or winding up of the Borrower or an agreement for the sale or disposition by the Borrower of all or substantially all of the Borrower’s assets.

“Closing” shall mean the date on which this Note is issued by the Company to Holder.

“Closing Date” shall mean the date upon which the Closing occurs.

“Collateral” shall have the meaning set forth in the Security Agreement and IP Security Agreement.

“Common Stock” means the common stock, no par value, of the Borrower and stock of any other class into which such shares may hereafter be changed or reclassified.

“Conversion Date” shall have the meaning set forth in Section 4(c).

“Debtor Relief Law” shall mean, collectively, the Bankruptcy Code of the United States of America and all other applicable federal and state liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws from time to time in effect affecting the rights of creditors generally, as amended and in effect from time to time.

“Default” shall mean any event, fact, circumstance or condition that, with the giving of applicable notice or passage of time or both, would constitute or be or result in an Event of Default.

“Default Rate” shall have the meaning set forth Section 3(b).

“Deposit Accounts” shall mean “deposit accounts” as defined in Section 9-102 of the UCC.

“Distribution” shall mean any direct or indirect dividend, distribution or other payment of any kind or character (whether in cash, securities or other property) in respect of any equity interests.

“Equity Threshold” shall mean that XGS has received an aggregate of $15 million in cash consideration (excluding amounts received from the Knox, XGS II, Samsung, and Aspen) after the Samsung Closing Date from XGS’ sale or issuance of: (i) Common Stock, (ii) Preferred Stock, (iii) other equity-linked securities, (iv) rights, options, or warrants to purchase equity securities of XGS, and (v) securities of any type whatsoever, including convertible debt, that are or may become convertible into, exchange into, or exercisable for, equity securities of XGS.

“Event of Default” shall mean the occurrence of any event set forth in Section 3(a).

“Existing Indebtedness” shall mean any existing Indebtedness of the Borrower as of the Original Issue Date as set forth on Exhibit B and Exhibit D hereto.

“GAAP” shall mean generally accepted accounting principles in the United States as in effect on the Closing Date.

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“Governmental Authority” shall mean any federal, state, municipal, national, local or other governmental department, court, commission, board, bureau, agency or instrumentality or political subdivision thereof, or any entity or officer exercising executive, legislative or judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case, whether of the United States or a state, territory or possession thereof, a foreign sovereign entity or country or jurisdiction or the District of Columbia.

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit or bankers acceptances, (c) all Capitalized Lease Obligations, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person or its Subsidiaries, irrespective of whether such obligation or liability is assumed, (e) all obligations to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and not outstanding more than one hundred twenty (120) calendar days after the date such payable was created) or such longer period as shall be agreed in writing by Holder and Borrower, (f) all net obligations owing to counterparties under hedging agreements, (g) all obligations with respect to redeemable Capital Stock or repurchase obligations under any Capital Stock issued by such Person, (h) the present value of future rental payments under all synthetic leases (excluding specifically any operating leases or real estate leases) and (i) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses: (a) through (h) above.

“Investment Property” shall mean “investment property” as defined in Section 9-102 of the UCC.

“Landlord Waiver and Consent” shall mean a waiver/consent from the owner/lessor/mortgagee of any premises either owned or occupied by Borrower at which any of the Collateral is now or hereafter located for the purpose of providing Holder access to such Collateral, in each case as such may be modified, amended or supplemented from time to time.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, restriction, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof), or any other arrangement pursuant to which title to the property is retained by or vested in some other Person for security purposes.

“Management or Service Fee” shall mean any management, service or related or similar fee paid by Borrower to any Person with respect to any facility owned, operated or leased by Borrower.

“Material Adverse Change” shall mean any event, condition or circumstance or set of events, conditions or circumstances or any change(s) which (i) has, had or would reasonably be likely to have any material adverse effect upon or change in the validity or enforceability of any Transaction Document, (ii) has been or would reasonably be expected to be adverse to the value of any material portion of the Collateral, or to the priority of Holder’s security interest in any portion of the Collateral, (iii) has been or would reasonably be expected to be materially adverse to the business, operations, prospects, properties, assets, liabilities or financial condition of the Borrower, either individually or taken as a whole, or (iv) has materially impaired or would reasonably be likely to materially impair the ability of any Borrower to pay any portion of the Obligations or otherwise perform the Obligations or to consummate the transactions under the Transaction Documents executed by such Person.

“Note Conversion Price” shall have the meaning set forth in Section 4(d) hereof.

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“Obligations” shall mean all present and future obligations, Indebtedness and liabilities of Borrower to Holder at any time and from time to time of every kind, nature and description, direct or indirect, secured or unsecured, joint and several, absolute or contingent, due or to become due, matured or unmatured, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, (whether or not evidenced by a note or debenture), including, without limitation, all principal, interest, applicable fees, charges and expenses and all amounts paid or advanced by Holder on behalf of or for the benefit of Borrower for any reason at any time, including in each case obligations of performance as well as obligations of payment and interest that accrue after the commencement of any proceeding under any Debtor Relief Law by or against any such Person.

“Original Issue Date” shall mean the date of the first issuance of this Note regardless of the number of transfers and regardless of the number of instruments, which may be issued to evidence such Note. For the purposes of this Note, the Original Issue Date shall be deemed to be March 18, 2013.

“Paid in Full” and “Payment in Full” mean, with respect to the Obligations, all amounts owing with respect thereto (including any interest accruing thereon after the commencement of any proceeding under any Debtor Relief Law by or against Borrower, whether, or not allowed as a claim against such Borrower in such proceeding, but excluding as yet unasserted contingent obligations), have been fully, finally and completely paid in cash.

“Permit” shall mean collectively all licenses, leases, powers, permits, franchises, certificates, authorizations, approvals, certificates of need, provider numbers and other rights.

“Permitted Acquisition” shall mean any acquisition by Borrower, whether through a purchase of stock, membership interests or otherwise or the purchase of assets or through a merger, consolidation or amalgamation, of another Person, or the assets constituting an entire or any portion of any business or operating business unit or division of another Person or securities of such other Person that satisfies the requirements set forth in Sections 2(a)(7) and 2(b)(4) hereof.

“Permitted Discretion” shall mean a determination or judgment made by Holder in good faith in the exercise of reasonable (from the perspective of a secured lender) business judgment.

“Permitted Indebtedness” shall mean any of the following: (i) any current or future Indebtedness contemplated under the Transaction Documents or the Samsung Transaction Documents, (ii) any Existing Indebtedness, (iii) Capitalized Lease Obligations incurred after the Closing Date and Indebtedness incurred to purchase capital equipment and secured by purchase money Liens constituting Permitted Liens in an aggregate amount outstanding at any time not to exceed $2,000,000, provided, that, the debt service for such Indebtedness shall not exceed $600,000 for any twelve (12) month period, (iv) accounts payable to trade creditors and current operating expenses (other than for borrowed money) which are not aged more than one hundred twenty (120) calendar days from the date such payable was created or such longer period as shall be agreed in writing by Holder, except, in each case incurred in the ordinary course of business and paid within such time period, unless the same are being contested in good faith and by appropriate and lawful proceedings and such reserves, if any, with respect thereto as are required by GAAP shall have been reserved, and (v) new unsecured Indebtedness incurred in the ordinary course of business and not exceeding $2,000,000 individually or in the aggregate outstanding at any one time when considered collectively with any Existing Indebtedness; provided, however, that such new Indebtedness (A) shall not be secured by Collateral, any cash, money, Investment Property or Deposit Accounts; (B) the debt service for such new Indebtedness and any remaining Existing Indebtedness shall not exceed $400,000 for any twelve (12) month period; (C) upon the incurrence of such new Indebtedness and after giving effect thereto no Default or Event of Default shall exist and be continuing, and (D) such new Indebtedness shall be subordinated in right of repayment and remedies to all of the Obligations and to all of Holder’s rights pursuant to a written agreement among Holder, Borrower and the lender with respect to such new Indebtedness, in form and substance satisfactory to Holder.

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“Permitted Liens” shall mean with respect to the Borrower any of the following: (i) Liens under the Transaction Documents, the Samsung Transaction Documents, or otherwise arising in favor of any Holder of Indebtedness, (ii) Liens imposed by law for taxes, assessments or charges of any Governmental Authority for claims not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained by such Person in accordance with GAAP to the satisfaction of Holder in its Permitted Discretion, (iii) (A) statutory Liens of landlords (provided, that, with respect to Required Locations any such landlord has executed a Landlord Waiver and Consent in form and substance satisfactory to Holder) and of carriers, warehousemen, mechanics, materialmen, and (B) other Liens imposed by law or that arise by operation of law in the ordinary course of business from the date of creation thereof, in each case only for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained by such Person in accordance with GAAP to the satisfaction of Holder in its Permitted Discretion, (iv) Liens (A) incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations, or (B) arising as a result of progress payments under government contracts, (v) purchase money Liens (A) securing the type of Permitted Indebtedness set forth under clause (iii) of the definition of “Permitted Indebtedness”, or (B) in connection with the purchase by such Person of equipment in the normal course of- business, provided, that, such payables shall not exceed any limits on Indebtedness provided for herein and shall otherwise be Permitted Indebtedness hereunder; (vi) any existing Liens disclosed in the Security Agreement.

“Permitted Payments” shall mean (a) any payments of principal, interest or accrued fees and expenses due and owing on this Note and (b), plus any payments to holders of Indebtedness of the Company as outlined on Exhibit C hereof.

“Person” means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

“Required Locations” shall mean collectively: (a) the leased premises located at, (i) 3101 Grand Oak Drive, Lansing, MI 48911, (ii) 4055 English Oak, Suite B, Lansing, MI 48911, and (iii) 2100 S. Washington Avenue, Lansing MI 48910; and (b) any location leased by Borrower at which books and records relating to Accounts are kept of which duplicates are not kept at the location identified in (a) above.

“Samsung Closing Date” means the date on which the Company closes on the transactions contemplated in the Samsung Transaction Documents with Samsung.

“Samsung Transaction Documents” means the purchase agreement between XGS and Samsung of equal date with this Note and any other agreements delivered in connection with such agreement.

“Subsidiary” shall mean, (i) as to Borrower, any Person in which more than fifty percent (50%) of all equity, membership, partnership or other ownership interests is owned directly or indirectly by such Borrower or one or more of its Subsidiaries, and (ii) as to any other Person, any Person in which more than fifty percent (50%) of all equity, membership, partnership or other ownership interests is owned directly or indirectly by such Person or by one or more of such Person’s Subsidiaries.

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“Transaction Documents” means the Purchase Agreement and any other agreement delivered in connection with the Purchase Agreement, including, without limitation, this Note, the Security Agreement and the IP Security Agreement.

“Transfer Agent” means any stock transfer agent that the Borrower may appoint from time to time or if no such transfer agent has been appointed, then the Borrower.

“UCC” shall mean the Uniform Commercial Code as in effect in the State of Michigan from time to time.

Section 8.          No Stockholder Rights. Except to the extent provided in the Transaction Documents, this Note shall not entitle the Holder to any of the rights of a stockholder of the Borrower, including without limitation, the right to vote, to receive dividends and other distributions, or to receive any notice of, or to attend, meetings of stockholders or any other proceedings of the Borrower, unless and to the extent converted into shares of Preferred Stock in accordance with the terms hereof.

Section 9.          Spin-offs. If, at any time while any portion of this Note remains outstanding, the Borrower spins off or otherwise divests itself of a part of its business or operations or disposes of all or of a part of its assets in a transaction (the “Spin Off”) in which the Borrower, in addition to or in lieu of any other compensation received and retained by the Borrower for such business, operations or assets, causes securities of another entity (the “Spin Off Securities”) to be issued to security holders of the Borrower, the Borrower shall cause (i) to be reserved Spin Off Securities equal to the number thereof which would have been issued to the Holder had all, of the Holder’s Notes outstanding on the record date (the “Record Date”) for determining the amount and number of Spin Off Securities to be issued to security holders of the Borrower (the “Outstanding Notes”) been converted as of the close of business on the Business Day immediately before the Record Date (the “Reserved Spin Off Shares”), and (ii) to be issued to the Holder on the conversion of all or any of the Outstanding Notes, such amount of the Reserved Spin Off Shares equal to (x) the Reserved Spin Off Shares multiplied by (y) a fraction, of which (I) the numerator is the principal amount of the Outstanding Notes then being converted, and (II) the denominator is the principal amount of the Outstanding Notes.

Section 10.         Ranking; Seniority. This Note is a direct obligation of the Borrower. This Note ranks pari passu with all other Indebtedness listed on Exhibit B hereto issued by the Borrower prior to or simultaneously with the Notes on the Original Issue Date and senior to all other indebtedness of the Borrower issued after the Original Issue Date. No Indebtedness of the Borrower, either now or hereafter while this Note is outstanding, is or will be senior to this Note in right of payment, whether with respect to interest, damages or upon liquidation or dissolution or otherwise, with respect to the assets of the Borrower. Without the Holder’s consent, the Borrower shall not and shall not permit any of its Subsidiaries to, directly or indirectly, enter into, create, incur, assume or suffer to exist any indebtedness of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom that is senior in any respect to the obligations of the Borrower under this Note.

Section 11.         Transferability. This Note has been issued subject to investment representations of the original Holder hereof and may be transferred to a) any entity controlled by the Holder, b) any investors in the Holder or their direct assignees or c) any other accredited investors or exchanged only in compliance with the Securities Act of 1933, as amended (the “Act”), and other applicable state and foreign securities laws. In the event of any proposed transfer of this Note, the Borrower may require, prior to issuance of a new Note in the name of such other person, that it receive reasonable transfer documentation that is sufficient to evidence that such proposed transfer complies with the Act and other applicable state and foreign securities laws. Prior to due presentment for transfer of this Note, the Borrower and any agent of the Borrower may treat the person in whose name this Note is duly registered on the Borrower’s Note register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note be overdue, and neither the Borrower nor any such agent shall be affected by notice to the contrary. Subject to the foregoing, this Note may be transferred or assigned, in whole or in part, by the Holder at any time. The Notes will initially be issued in denominations determined by the Borrower, but are exchangeable for an equal aggregate principal amount of Notes of different denominations, as requested by the Holder surrendering the same. No service charge will be made for such registration or transfer or exchange.

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Section 12.         Replacement. If this Note is mutilated, lost, stolen or destroyed, the Borrower shall execute and deliver, in exchange and substitution for and upon cancellation of the mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such Note, a and of the ownership hereof, and an agreement to indemnify Borrower for any resulting claims, all reasonably satisfactory to the Borrower.

Section 13.         Enforcement Expenses. If the Borrower fails to strictly comply with the terms of this Note, then the Borrower shall reimburse the Holder promptly for all reasonable fees, costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses of the Holder in any action in connection with this Note that are incurred: (a) during any workout, attempted workout, and in connection with the rendering of legal advice as to the Holder’s rights, remedies and obligations; (b) collecting any sums which become due to the Holder, (c) defending or prosecuting any proceeding or any counterclaim to any proceeding or appeal; or (d) the protection, preservation or enforcement of any rights or remedies of the Holder under this Note or any of the Transaction Documents.

Section 14.         Waiver. Any waiver by the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note. Any waiver must be in writing.

Section 15.         Severability. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder shall violate applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest. The Borrower covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Borrower from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Note.

Section 16.         Payment Dates; Payment Order of Priority. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day. All payments received shall be applied in the following order of priority: (i) first to any amounts due to the Holder for the reimbursement of any expenses or fees under any provision of this Note or the Transaction Documents, all of which shall be provided to the Borrower in writing in sufficient detail prior the application of any payments for this purpose; and (ii) then amounts due to the Holder for accrued but unpaid interest on this Note; and (iii) then, to principal of this Note.

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Section 17.         WAIVER OF TRIAL BY JURY. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES’ ACCEPTANCE OF THIS AGREEMENT.

Section 18.         Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Michigan, without giving effect to conflicts of laws thereof. Each of the parties consents to the jurisdiction of the state courts of the State of Michigan sitting in Ingham County, Michigan and the U.S. District Court for the Western District of Michigan in connection with any dispute arising under this Note and hereby waives, to the maximum extend permitted by law, any objection, including any objection based on forum non conveniens to the bringing of any such proceeding in such jurisdictions.

Section 19.         Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms hereof must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); (c) on the next Business Day following deposit of such notice with a nationally recognized overnight delivery service; and (d) on the third Business Day following deposit of such notice with the U.S. Postal Service in an envelope mailed Certified Mail. The addresses and facsimile numbers for such communications shall be:

If to the Borrower, to:	XG Science, Inc.
3101 Grand Oak Drive
Lansing, MI 48911
Attn: Chief Executive Officer
	Telephone:	(517) 703-1110, ext. 5445
	Facsimile:	(517) 703-1113

With a copy to:	Matt G. Hrebec
Attorney
Foster Swift Collins & Smith PC
313 South Washington Square
Lansing, MI 48933-2193
Telephone: 517.371.8256
Facsimile: 517.367.7356

If to the Holder:	Michael Knox
5337 Panda Bear Circle
East Lansing, MI 48823
Telephone: 517.351.4813
Facsimile: 517.703.1113

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Such address and facsimile number and persons to receive notice may be changed from time to time by either party providing written notice to the other party three (3) Business Days prior to the effectiveness of such change. Written confirmation of receipt (i) given by the recipient of such notice, consent, waiver or other communication, (ii) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission, (iii) provided by a nationally recognized overnight delivery service, and (iv) the Certified Mail records of the U.S. Postal Service shall constitute rebuttable evidence of personal receipt in accordance with this Section 19.

Section 20.         Entire Agreement; Cancellation of Prior Note. This Note constitutes and contains the entire agreement of the Borrower and the Holder with respect to the matters addressed herein and supersedes any and all prior negotiations, correspondence, understandings and agreements between the Borrower and Holder respecting the subject matter hereof, including the Prior Note, which are hereby cancelled.

[The Remainder of this Page Intentionally Left Blank.]

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IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed by a duly authorized officer as of the date set forth above.

XG SCIENCES, INC.

By:	/s/ Michael R. Knox
Name: Michael R. Knox
Title: Chief Executive Officer

XG SCIENCES IP, LLC

By:	/s/ Michael R. Knox
Name: Michael R. Knox
Title: Manager

CONSENT AND AGREEMENT TO CANCELLATION, RESTATEMENT, AND, CONSOLIDATION OF THE PRIOR NOTES AS THIS NOTE:

/s/ Michael R. Knox
Michael R. Knox, Individually

EXHIBIT “A”

NOTICE OF CONVERSION

(To be executed by the Holder in order to convert this Note)

To:

XG Sciences, Inc.

3101 Grand Oak Drive

Lansing, MI 48911

Attn: Chief Executive Officer

The undersigned hereby irrevocably elects to convert $                            of the outstanding principal and/or accrued interest of the above Note into shares of Series A Convertible Preferred Stock of XG Sciences, Inc., according to the conditions stated therein, as of the Conversation Date written below.

Conversion Date:

Applicable Note Conversion Price:

Signature:

Name:

Address:

Amount to be converted:	$

Amount of Note unconverted:	$

Note Conversion Price per share:	$

Number of shares of Common Stock to be issued:

Please issue the shares of Common Stock in the following name and to the following address:

Issue to:

Authorized Signature:

Name:

Title:

Phone Number:

EXHIBIT “B”

EXISTING INDEBTEDNESS OF BORROWER WHICH RANKS PARI PASSU TO THE NOTE

1.	$4,178,330.92 Amended and Restated Secured Convertible Promissory Note issued on January 15, 2014 by the Borrower to Aspen Advanced Opportunity Fund, L.P.

2.	$739,349.83 Amended and Restated Secured Convertible Promissory Note issued on January 15, 2014 by the Borrower to XGS II, LLC.

3.	$3,000,000 Secured Convertible Promissory Note issued on January 15, 2014 by the Borrower to SVIC No. 15 New Technology Business Investment L.L.P.

4.	$300,000.00 Line of Credit Note, dated March 18, 2013, by and between XG Sciences, Inc. as the “Borrower” and Michael R. Knox as the “Lender” thereunder, of which $100,000 of principal remained outstanding as of January 15, 2014.

EXHIBIT “C”

PERMITTED PAYMENTS TO HOLDERS OF EXISTING INDEBTEDNESS

1)	TRADE ACCOUNT PAYABLES

a)	100% of trade payables incurred in the ordinary course of business including unpaid employee compensation and authorized compensation payable to Affiliates

2)	ACCRUED LIABILITIES

a)	100% of accrued liabilities incurred in the ordinary course of business including payroll, tax, and other liabilities.

3)	SECURED NOTES PAYABLE DESCRIBED ON EXHIBIT B

a)	All interest payments relating to the Indebtedness listed on Exhibit B hereof to the extent such interest payments are paid in cash.

b)	Principal payments relating to that Indebtedness listed on Exhibit B, #4, provided, that such principal payments will only be made in the amounts and after the dates indicated below:

-	$100,000 after the date on which Aspen and its Affiliates have provided $4.0. million of aggregate funding to the Company pursuant to the Transaction Documents

c)	Principal payments relating to that Existing Indebtedness listed on Exhibit B, #1, #2, and #3, pursuant to the terms thereof, and subject to the terms of the Transaction Documents or the Samsung Transaction Documents, provided that such principal payments are made pro rata to the holders thereof in proportion to the aggregate principal amount of all such notes that may be outstanding as of the date of any such principal payments.

4)	UNSECURED NOTES PAYABLE

a)	Interest on the unsecured notes payable listed on Exhibit D hereof or any other amounts of Permitted Indebtedness subject to any limitations established in the definition of Permitted Indebtedness.

EXHIBIT “D”

EXISTING INDEBTEDNESS

UNSECURED NOTES PAYABLE

None

SCHEDULES

Schedule 2(a)(6) – Post Closing Obligations

Borrower shall direct the Collateral Agent specified in the Security Agreement to file a UCC-1 Statement evidencing Holder’s security interest in the Collateral within ten (10) days after the Closing Date.

Schedule 2(a)(7) – Subsidiaries of Borrower

XG Sciences IP, LLC (wholly owned subsidiary of XG Sciences, Inc.)

Schedule 2(b)(4) – Location of Collateral

(Headquarters)

3101 Grand Oak Drive

Lansing, MI 48911

(R&D Facility)

4055 English Oak

Suite B

Lansing, MI 48911

(Pilot Plant)

2100 S. Washington Ave.

Lansing, MI 48910

Schedule 2(b)(4) – Securities

100% of the membership interests of XG Sciences IP, LLC is owned by XG Sciences, Inc.

Schedule 2(b)(6) – Transactions with Affiliates

1.	$4,178,330.92 Amended and Restated Secured Convertible Promissory Note issued on January 15, 2014 by the Borrower to Aspen Advanced Opportunity Fund, L.P.

2.	$772,998.15 Amended and Restated Secured Convertible Promissory Note issued on January 15, 2014 by the Borrower XGS II, LLC.

3.	$3,000,000 Secured Convertible Promissory Note issued on January 15, 2014 by the Borrower to SVIC No. 15 New Technology Business Investment L.L.P.

4.	$300,000.00 Line of Credit Note, dated March 18, 2013, by and between XG Sciences, Inc. as the “Borrower” and Michael R. Knox as the “Lender” thereunder, of which $100,000 of principal remained outstanding as of January 15, 2014.

5.	One or more joint development agreements with Samsung SDI or any of its affiliates as contemplated in the Samsung Transaction Documents.